Exhibit 99.1

FOR IMMEDIATE RELEASE

Media: Colleen Parr Dekker +1.317.989.7011 colleen_parr_dekker@elanco.com

Investor Relations: Tiffany Kanaga +1.302.897.0668 kanaga_tiffany@elanco.com

Elanco Announces Public Offering of Common Stock by Selling Shareholder

GREENFIELD, Ind. (November 30, 2020) – Elanco Animal Health Incorporated (NYSE: ELAN) announced today the launch of a public offering of 54,500,000 shares of its common stock held by Bayer World Investments B.V, an affiliate of Bayer AG. Bayer World Investments B.V. will be the sole selling shareholder and will also grant to the underwriters an option to purchase up to an additional 8,175,000 shares of common stock. Elanco will not issue shares in the offering and will not receive any proceeds from the sale of the shares by the selling shareholder in this offering.

Bayer World Investments B.V. received approximately 72.9 million shares of Elanco common stock in connection with the completion of Elanco’s acquisition of the Bayer animal health business on August 1, 2020.

The offering will be made under Elanco’s existing registration statement on Form S-3 as filed with the Securities and Exchange Commission. BofA Securities, Goldman Sachs & Co. LLC and Credit Suisse are the joint book-running managers for the offering.

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This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor does it constitute an offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale is unlawful. The offering may be made only by means of a prospectus and a related prospectus supplement. Copies of the preliminary prospectus supplement and the accompanying prospectus can be obtained from: BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department or by email at dg.prospectus_requests@bofa.com; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282-2198, by telephone at 1-866-471-2526, or by e-mail at prospectus-ny@ny.email.gs.com; or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, by telephone at 1-800-221-1037 or by email at usa.prospectus@credit-suisse.com.

About Elanco

Elanco Animal Health (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we’re driven by our vision of Food and Companionship Enriching life and our Elanco Healthy Purpose™ CSR framework – all to advance the health of animals, people and the planet.

Forward-Looking Statements

This press release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) about Elanco’s current expectations and assumptions regarding the proposed offering, capital market conditions, its business and other future conditions. Forward-looking statements are based on our current expectations and assumptions regarding our business and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. For further discussion of these and other risks and uncertainties, see Elanco’s most recent filings with the United States Securities and Exchange Commission. Except as required by law, Elanco undertakes no duty to update forward-looking statements to reflect events after the date of this release.